Purchases and Sales of AB Units

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1.Introduction

This statement sets forth the policy of AllianceBernstein L.P. (“Company”) and AllianceBernstein Holding L.P. (“AB Holding” and, together with the Company, “AB”) regarding purchases and sales of Company units and AB Holding units (“AB Holding Units” and, collectively with units of the Company, “AB Units”) by (i) Directors and Officers of AllianceBernstein Corporation (“General Partner”), and (ii) employees of AB and its subsidiaries (“AB Personnel”).
This Firm Policy summarizes the principal provisions of the federal securities laws applicable to purchases and sales of AB Units by Directors and Officers of the General Partner and AB Personnel. Please contact the General Counsel, the Chief Compliance Officer, or the Corporate Secretary, or delegate with any questions regarding the applicability of such provisions to your purchase or sale of AB Units.
2.AB Policy Regarding Purchases and Sales of AB Units

2.1. General
Under Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Rule 10b-5 thereunder, it is unlawful for any person (including all Directors and Officers of the General Partner and AB Personnel) to purchase or sell AB Units while in possession of material information regarding AB that has not been publicly disseminated. The existence or nonexistence of material undisclosed developments affecting AB can only be determined by the senior officers of the General Partner who are aware of all material developments affecting AB.
Therefore, AB Units have been placed permanently on the “Daily Restricted List.” Directors and Officers of the General Partner and AB Personnel desiring to purchase or sell AB Units must obtain pre-clearance through Star Compliance (found at https://alliance-ng.starcompliance.com). If you have any questions about how to use Star Compliance, please contact the StarCompliance distribution list. In general, the senior officers of the General Partner shall determine under what circumstances it may not be appropriate to engage in a transaction.
2.2. Prohibition Against Insider Trading and Tipping
An insider is anyone who possesses material non-public information about the Company or its subsidiaries that such person obtained directly or indirectly from the Company may be considered an insider under U.S. securities laws. In addition to officers and directors (and to some extent certain other employees and financial professionals) of the Company, certain individuals outside of the Company can become “temporary insiders” by having a special confidential relationship with the Company resulting in access to material non-public information. Such persons can include, for example, outside attorneys, accountants, actuaries, consultants, advisors and bank lending officers.
The term “insider trading” is not defined in any of the U.S. securities laws, but generally refers to trading in securities on the basis of material non-public information as further described below. The term “tipping” means sharing material non-public information with a third party, whether or not for compensation. For a more comprehensive discussion on these topics, please refer to AB’s Insider Trading and Control of Material Nonpublic Information policy.
2.2. Purchases and Sales by “Insiders”
•All Directors and Officers of the General Partner and all AB Personnel are considered “Insiders” for purposes of this Firm Policy.
•Purchases and sales of AB Units by “Insiders” will be permitted only in accordance with the following procedure:
•Every transaction in AB Units by a Section 16 Officer (as defined below) must have prior approval of the Chief Executive Officer, the Chief Operating Officer or the General Counsel, Corporate Secretary or delegate of the General Partner.
•Short sales of AB Units, or the pledging of or hypothecation of AB Units (e.g., using AB Units as collateral for a bank loan) by an Insider is prohibited.
•If an Insider holds AB Units in a brokerage account that is set up to permit margin lending by a broker, these AB Units automatically become margin loan collateral whenever the Insider obtains a loan through the account. These arrangements, while not prohibited, create serious legal implications. Securities held in a margin account may be sold by the broker without the Insider’s consent, if the Insider fails to meet a margin call. Such a sale may occur at a time when the Insider has material non-public information about AB

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or is otherwise not permitted to trade in AB Units e.g., when AB’s “trading window” is closed). If, under these circumstances, the Insider permits the sale of AB Units by the broker by failing to meet the margin call, the trade would violate AB’s insider trading restrictions and may violate federal securities laws. Accordingly, an Insider should only margin his or her AB Units if the Insider can expect, at all times while a margin loan is outstanding, to have sufficient liquid assets to meet a margin call.
•Purchases and sales of securities of the Company or its subsidiaries by Insiders, as well as their family members, will not be permitted at the following times:
•During the period beginning one week prior to the end of each quarter and ending at the beginning of the second trading day after the day the Company’s earnings press release for the applicable quarter is issued.
•During any required trading blackout period under Regulation Blackout Trading Restriction under the Exchange Act that prohibits trading by directors and executive officers during a pension plan blackout period.
•Insiders also may be prohibited from trading in AB Units at other designated times in order to avoid trading while in possession of material non-public information, which times shall be determined by the senior officers of the General Partner in their sole discretion. If you have a question as to whether you possess material non-public information, please consult the General Counsel, the Chief Compliance Officer, the Corporate Secretary or delegate.
2.3. Rule 10b5-1 Plans
An Insider may be able to trade in securities of the Company or its subsidiaries during the restricted periods set forth above if the Insider has entered into a so-called “Rule 10b5-1 plan”. In summary, Rule 10b5-1 plans allow Insiders to establish a defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made and is entered into at a point in time when the insider does not possess material non-public information. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Insider would otherwise be blocked by a blackout period or the possession of material non-public information.
An Insider may wish to work with his or her broker to set up a Rule 10b5-1 plan. Any Insider’s Rule 10b5-1 plan must (A) be in writing and in a form acceptable to the Company, (B) be acknowledged in writing by the General Counsel or delegate prior to the plan becoming effective, (C) contain such terms and conditions as may be required by Rule 10b5-1 and (D) meet all other requirements outlined in Appendix A.
3.Principal Federal Securities Laws Restrictions

3.1. Section 16(a) - Reporting Transactions
Each Director and person who (i) holds the office of (or acts in the capacity of) Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Chief People Officer, Head of Global Client Group & Head of Private Wealth, and Global Head of Investments (collectively, “Section 16 Officers”) has filed or, within 10 days of becoming a Director or Section 16 Officer, is required to file, an Initial Statement of Beneficial Ownership on Form 3. Each Director and Section 16 Officer purchasing or selling (or otherwise disposing of) AB Units is required to file a Statement of Changes in Beneficial Ownership on Form 4 within 48 hours of a transaction. In addition, each Section 16 Officer is required to file Form 4 within 48 hours of fulfilling statutory tax withholding requirements by having AB Holding Units withheld at the time of distribution of long-term incentive compensation awards.
Each Director and Section 16 Officer is deemed to be the beneficial owner of AB Units held by that person’s spouse, minor children and other relatives sharing the same household, which usually includes children temporarily living away from home while attending college. (A Director or Section 16 Officer would also likely be deemed the beneficial owner of AB Units held by that person’s same-sex domestic partner.) When a Director or Section 16 Officer actually controls the purchase and sale of securities owned by that person’s relative, the Director or Section 16 Officer will be deemed the beneficial owner, even if the Director or Section 16 Officer and the relative are not sharing the same household. A Director or Section 16 Officer is also deemed to be the beneficial owner of stock held by a trust (a) in which he or she has a vested beneficial interest, (b) for which he or she serves as trustee or (c) in which one or more members of his or her immediate family has a beneficial interest. A Director or Section 16 Officer may expressly disclaim that he or she is a beneficial owner of any securities required to be included in a Form 3 or Form 4.
Directors and Section 16 Officers must contact the General Counsel, the Chief Compliance Officer, the Corporate Secretary, or delegate prior to a purchase or sale of AB Units so that they can arrange for the timely preparation and filing of Form 4.
3.2. Section 16(b) - Disgorgement of Profits

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Section 16(b) of the Exchange Act provides that AB is entitled to recover any profit realized by a Director, a Section 16 Officer or any person who beneficially owns 10% or more of the outstanding AB Units by buying and then selling, or selling and then buying, AB Units (whether or not the same AB Units are purchased and sold) within any period of less than six months. As described above, purchases and sales of AB Units by family members and certain others may be attributed to the Director or Section 16 Officer, and may also be attributed to any 10% holder. A suit to recover any such profit may be brought by AB or by the owner of any security issued by AB. The applicability of Section 16(b) in particular situations can be complex. Directors and Section 16 Officers are urged to consult their counsel, the General Counsel, the Chief Compliance Officer, the Corporate Secretary, or delegate about the possible implications.
3.3. Section 30(f) of the Investment Company Act
Section 30(f) of the Investment Company Act of 1940, as amended, provides that every Director and Section 16 Officer of an investment adviser of a registered closed-end mutual fund shall, in respect of his or her transactions in securities of such closed-end mutual fund, be subject to the same duties and liabilities as those imposed by Section 16 of the Exchange Act (in particular, the reporting of transactions and disgorgement of profits described above). Directors and Section 16 Officers of the General Partner must consult the Policy and Procedures Regarding Purchases and Sales of AB Closed-End Mutual Funds for the rules governing pre-clearance of, and restrictions on, closed-end fund transactions. In addition, Directors and Section 16 Officers must advise the General Counsel, the Chief Compliance Officer, the Corporate Secretary or delegate of the details of any such transaction immediately after the transaction is completed so that they can arrange for the timely preparation and filing of Form 4. The applicability of Section 30(f) and Section 16(b) in particular situations can be complex. Directors and Section 16 Officers are urged to consult their counsel, the General Counsel, the Chief Compliance Officer, the Corporate Secretary or delegate about the possible implications.
3.4. Section 16(c)
Section 16(c) of the Exchange Act prohibits Directors and Section 16 Officers from making “short sales” of AB Units and shares of AB closed-end mutual funds.
3.5. Sales of Holding Units by Affiliates
Persons who are “affiliates” of AB within the meaning of the Securities Act of 1933, as amended (“Securities Act”), may sell AB Holding Units only (i) pursuant to an effective registration statement, (ii) in a “private placement” pursuant to Section 4(l) of the Securities Act, or (iii) pursuant to Rule 144 under the Securities Act.  The term “affiliate” means any person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, AB. Thus, the term “affiliate” includes the General Partner (and its parent and affiliated companies) and all Directors of the General Partner. In addition, each Section 16 Officer is considered an “affiliate” of AB for purposes of the Securities Act.
Directors and Section 16 Officers will in most instances sell their AB Holding Units pursuant to Rule 144. Rule 144 generally permits Directors and Section 16 Officers who comply with the other requirements of Rule 144 to sell Holding Units in “brokers’ transactions” (as defined in Rule 144) executed upon their orders on any exchange or in the over-the-counter market, or in transactions directly with a “market maker” (as defined in the Exchange Act) provided the seller does not (i) solicit or arrange for the solicitation of orders to buy the Holding Units in anticipation of or in connection with such transactions, or (ii) make any payment in connection with the offer or sale of the Holding Units to any person other than the broker who executes the sell order.
The other general requirements of Rule 144 applicable to sales of Holding Units by Directors and Section 16 Officers are as follows:
•AB must have filed all reports required to be filed under the Exchange Act. (AB intends to file all required reports under the Exchange Act.)
•If the AB Holding Units have not been issued pursuant to a valid registration statement, each Director and Section 16 Officer must have held the AB Holding Units he or she intends to sell for at least six months. (AB has filed, and intends to continue to file, any registration statements in respect of AB Holding Units necessary to ensure the AB Units held by Directors and Section 16 Officers are not “restricted securities”, as defined in Rule 144(a).)
•Directors and Section 16 Officers may not sell during any three-month period more than the greater of (a) 1% of the outstanding Holding Units, or (b) the average weekly reported trading volume of AB Holding Units on all national securities exchanges during

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the four calendar weeks preceding the filing of a Form 144, or (c) the average weekly trading volume in AB Holding Units reported through the consolidated transaction reporting system during such four-week period.
•In computing the amount which may be sold in a given three-month period each Director or Section 16 Officer must aggregate sales by the following persons with his or her own sales during the three-month period:
•Any relative or spouse of such Director or Section 16 Officer, or any relative of such spouse, any one of whom has the same home as such Director or Section 16 Officer;
•Any trust or estate in which such Director or Section 16 Officer or any person specified in (a) above collectively own 10% or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any other capacity; and
•Any corporation or other organization (other than AB) in which the Director or Section 16 Officer or any person specified in (a) above are the beneficial owners collectively of 10% or more of any class of equity securities or 10% or more of the equity interest.
•Directors and Section 16 Officers must file Form 144 with the SEC and the NYSE if the number of AB Holding Units proposed to be sold during a three-month period exceeds 5,000 or has an aggregate sale price in excess of $50,000. The Form 144 must be filed concurrently with the placing of the order to sell with a broker or the execution with a market maker of the sale.
Directors and Section 16 Officers who intend to sell Holding Units pursuant to Rule 144 must contact the General Counsel, the Chief Compliance Officer, the Corporate Secretary or delegate prior to a transaction so that they can assist in the preparation of Form 144 and other related documentation.
It should be noted that compliance with Rule 144 does not exempt a Director or Section 16 Officer from the short-swing trading provisions of Section 16(b) of the Exchange Act discussed above.
4.Disclosure of Information Regarding AB
AB Personnel must not disclose non-public information regarding AB, significant non-public developments affecting AB, or confidential information they may receive in the course of their duties to security analysts, reporters or other third parties, even if the security analyst, reporter or other third party promises confidentiality. The only exceptions to this rule are disclosures to AB’s legal counsel and auditors in the course of performing services to, or on behalf of, AB.
For additional information, please review AB’s (i) Firm Policy regarding Insider Trading and Control of Material Nonpublic Information, and (ii) Regulation FD Compliance Policy.

APPENDIX A
RULE 10B5-1 PLANS

1.SUMMARY
The Purchases and Sales of AB Units Policy (the “Policy,” all capitalized terms not otherwise defined herein have the meanings set forth in the Policy) provides that an Insider may enter a Rule 10b5-1 plan provided that any plan must be in a form acceptable to the Company and acknowledged in writing by the General Counsel or someone designated by the General Counsel. The following provides certain requirements and procedures applicable to all Rule 10b5-1 plans.
Insiders who establish Rule 10b5-1 plans have the ultimate and exclusive responsibility for adhering to the requirements set forth below. The Company may not provide legal advice with respect to a Rule 10b5-1 plan or insulate an Insider from any related liability under applicable securities laws.
2.TYPES OF TRADING PLANS
Insiders may have accounts with any broker that has been approved by the firm as a designated broker that offers a form of Rule 10b5-1 plan. Any form of Rule 10b5-1 plan must be reviewed and approved by the General Counsel, the Corporate Secretary or delegate. Your broker may be asked to modify its form of Rule 10b5-1 plan to address the requirements below.

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3.REQUIREMENTS FOR ESTABLISHING AND TRADING UNDER A RULE 10B5-1 PLAN
3.1Specific Plan Requirements. A Rule 10b5-1 plan must:
•Be entered into and acted upon in good faith. A Rule 10b5-1 plan may not be entered into as part of a plan or scheme to otherwise trade on the basis of material nonpublic information. In addition, one must continue to act in good faith from the time of adoption or modification throughout the term of the Rule 10b5-1 plan. Executive officers and directors must certify at the time of adoption or modification of the plan that they are not aware of material nonpublic information and that the adoption is being made in good faith.
•Be entered into at a permitted time. A Rule 10b5-1 plan may only be entered into at a time when there is no trading blackout in effect under the Policy and the Insider does not possess material nonpublic information regarding the Company or its subsidiaries. Although not required, it is strongly recommended that Insiders adopt Rule 10b5-1 plans shortly after the Company announces its financial results.
•Include appropriate trading instructions. A Rule 10b5-1 may either specify the price, number of shares and date of trades ahead of time or provide a formula or other instructions by which a broker can determine the price, amount and date of trades. Alternatively, the broker may be authorized to make purchase and sale decisions on the Insider’s behalf without any control or influence by the Insider.
•Prohibit the Insider from exercising any influence over trades under the plan. In no event may an Insider consult with the plan’s broker regarding executing transactions or otherwise disclose information to the broker that might influence the execution of transactions under the Rule 10b5-1 plan after it commences.
•Include the applicable cooling off period between the date of entry into the Rule 10b5-1 plan and the first possible transactions thereunder. Insiders who are directors and Section 16 Officers will be subject to a cooling-off period, during which no transaction may take place, the duration of which shall be the later of (i) 90 days after adoption or modification of the plan or (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K (i.e., but not in earnings press release) for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 plan was adopted or modified, up to a maximum of 120 days after adoption or modification of the plan. All other persons will be subject to a 30-day cooling-off period following the adoption or modification of the plan. The cooling off period is designed to minimize the risk that a claim will be made that the Insider was aware of material nonpublic information when he or she entered into the Rule 10b5-1 plan and that the plan was not entered into in good faith.
•Have a duration of at least three months but not more than one year. This requirement is imposed since shorter-term plans may be viewed as an attempt to make advantageous short-term trades and longer-term plans are likely to be terminated, both of which defeat the purpose of Rule 10b5-1 plans.

3.2One Plan at a Time. Subject to certain limited exceptions specified in Rule 10b5-1, Insiders may not have more than one operative Rule 10b5-1 plan at a time.
3.3Limited to One Open Market Transaction. Subject to certain limited exceptions specified in Rule 10b5-1, Insiders are limited during any 12-month period to only one Rule 10b5-1 plan designed to affect an open market purchase or sale of the total amount of securities subject to the plan as a single transaction.
3.4No Trading Outside the Rule 10b5-1 Plan. Insiders are not required to establish a Rule 10b5-1 plan. However, if an Insider chooses to establish a Rule 10b5-1 plan, he or she may not purchase or sell securities of the Company or any of its subsidiaries outside of the plan. If an Insider does not establish a Rule 10b5-1 plan, he or she may purchase or sell securities of the Company or any of its subsidiaries in accordance with the Policy.
3.5No Amendments of Rule 10b5-1 Plans. Amendments of Rule 10b5-1 plans are not permitted.
3.6Limited Suspensions of Rule 10b5-1 Plans. Rule 10b5-1 plans may be suspended by the Company at any time and for any reason. They may also be automatically suspended based on circumstances specifically enumerated in the plan such as personal events (death, bankruptcy and termination of employment) and corporate events (mergers, acquisitions, securities offerings). No other suspensions are permitted.

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3.7Limited Terminations of Rule 10b5-1 Plans. Insiders may voluntarily terminate one Rule 10b5-1 plan per year. In addition, Insiders must observe a 30-day waiting period after the termination during which no trades are permitted before entering into a new Rule 10b5-1 plan in accordance with these requirements. Terminations must be pre-cleared with the Law Department and may only be entered into at a time when there is no trading blackout in effect under the Policy and the Insider does not possess material nonpublic information regarding the Company or its subsidiaries.
3.8Additional Plan Provisions. The Company has the right to require the inclusion of additional provisions in a Rule 10b5-1 plan designed to protect the Insider and/or the Company, before or after the plan has been approved by the Law Department, and to delete or amend existing provisions.
4.REPORTING OF PLANS
The Company is required to disclose the fact that a director or Section 16 Officer entered into a Rule 10b5-1 plan in the Form 10-K or 10-Q covering the fiscal quarter during which the plan was adopted. A description of the material terms of the plan is also required, including the name and title of the director or Section 16 Officer, the date of adoption, the duration of the plan, and the aggregate number of securities to be sold or purchased under the Rule 10b5-1 plan. Further, Forms 4, 5 and 144 filed for a director or Section 16 Officer must indicate when a trade is made pursuant to a plan.
5.CONTACTS
For further information or to set up a Rule 10b5-1 plan. Please contact the General Counsel, the Corporate Secretary or delegate.

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